Exhibit 99

Alex Yemenidjian Resigns from MGM MIRAGE Board to Pursue Other Opportunities.

     Las Vegas, June 8, 2005 - MGM MIRAGE (NYSE: MGM) announced that long-time director and former President and Chief Operating Officer, Alex Yemenidjian, has resigned from its Board of Directors and Executive Committee to pursue other opportunities. Mr. Yemenidjian, former Chairman and Chief Executive Officer of movie studio Metro-Goldwyn-Mayer Inc., recently completed the sale of that company to a consortium led by Sony Corporation of America.

     Mr. Yemenidjian stated, “I am leaving MGM MIRAGE with a sense of sadness, as so much of my heart and history are tied up with this company. However, with the sale of Metro-Goldwyn-Mayer successfully concluded, I would like to be free to explore other opportunities in the gaming industry.”

     Terry Lanni, MGM MIRAGE’s Chairman and Chief Executive Officer said, “All of us will miss Alex’s wealth of experience and wise counsel, but we understand and respect his decision. He will always be a friend, and the industry will be stronger when he resumes his active involvement.”

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MGM MIRAGE (NYSE: MGM), the world’s leading and most respected hotel and gaming company, owns and operates 24 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey, and the United Kingdom. MGM MIRAGE has also announced plans to develop Project CityCenter, a multi-billion dollar fixed-use urban development project in the heart of Las Vegas and has a 50 percent interest in the MGM Grand Macau hotel/casino under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements.” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.